www.TractorSupply.com

TRACTOR SUPPLY COMPANY SHAREHOLDERS ELECT DENISE L. JACKSON TO ITS BOARD OF DIRECTORS

Brentwood, Tenn., May 10, 2018 - Shareholders of Tractor Supply Company (NASDAQ: TSCO), the largest rural lifestyle retail store chain in the United States, today elected Denise L. Jackson to its Board of Directors at the Company’s Annual Meeting of Shareholders. The Company’s shareholders also re-elected directors Cynthia T. Jamison, Peter D. Bewley, Thomas A. Kingsbury, Ramkumar Krishnan, George MacKenzie, Edna K. Morris, Mark J. Weikel and Gregory A. Sandfort (Chief Executive Officer and Director).

“Tractor Supply is excited to welcome Denise to our Board of Directors. The Board will benefit from Denise’s considerable expertise in corporate governance, legal compliance, risk management and government affairs. Her cross-functional knowledge will help to broaden our Board’s collective capabilities,” said Cynthia Jamison, Tractor Supply Company’s Chairman of the Board.

“It is an honor to join the Tractor Supply Board of Directors during the Company’s 80th year of operations. I look forward to contributing to the Tractor Supply team as they execute the Company’s ONETractor strategy to provide a seamless shopping experience for its customers,” said Ms. Jackson.

With the election of Ms. Jackson to the Board, Johnston C. Adams has retired from the Board. He did not stand for re-election. The total number of directors remains at nine members.

Ms. Jamison commented, “John has been a committed and impactful member of our Board for more than a decade. On behalf of the entire Tractor Supply team, we thank John for his many contributions and wish him all the best in the future.”

About Denise L. Jackson
Ms. Jackson has more than 17 years of leadership experience in her role as general counsel and corporate secretary of a publicly traded company and has considerable expertise in corporate governance, legal, compliance, risk management and government affairs. Ms. Jackson also has experience in strategy, mergers and acquisitions and executive compensation. Currently, Ms. Jackson serves as the Chief Legal Officer and Corporate Secretary for AMN Healthcare Services, Inc. (NYSE: AMN), the nation’s largest healthcare workforce solutions and staffing company. At AMN Healthcare, she also serves on the Information Security Committee and as an executive sponsor of both the Innovation Program and the Diversity and Inclusion Program. Additionally, Ms. Jackson oversees AMN Healthcare’s corporate social responsibility efforts.

Prior to her current role at AMN Healthcare, Ms. Jackson served as Vice President and Senior Counsel of The Mills Corporation between 1995 and 2000. She holds a Juris Doctorate degree from the University of Arizona and is licensed as an attorney in the states of Arizona, California and New York, as well as the District of Columbia.

About Tractor Supply Company
Tractor Supply Company (NASDAQ: TSCO) is in its 80th year of operation and, since being founded in 1938, has grown to become the largest rural lifestyle retail store chain in the United States. With more than 28,000 team members, over 1,700 stores in 49 states and an e-commerce website, Tractor Supply is passionate about serving its unique niche, as a one-stop shop for recreational farmers, ranchers and all those who enjoy living the rural lifestyle. Tractor Supply offers an extensive mix of products necessary to care for home, land, pets and animals with a focus on product localization, exclusive brands and legendary customer service that addresses the needs of the Out Here lifestyle. The Company leverages its physical store assets with digital capabilities to offer customers the convenience of purchasing products they need anytime, anywhere and any way they choose at the everyday prices they deserve. At March 31, 2018, the Company operated 1,700 Tractor Supply stores in 49 states and an e-commerce website at www.TractorSupply.com.

Tractor Supply Company also owns and operates Petsense, a small-box pet specialty supply retailer focused on meeting the needs of pet owners, primarily in small and mid-size communities, and offering a variety of pet products and services. At March 31, 2018, the Company operated 172 Petsense stores in 27 states. For more information on Petsense, visit www.Petsense.com.